EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form F-4 of our report dated July 30, 2010 relating to the consolidated financial statements of Chuo Mitsui Trust Holdings, Inc. and subsidiaries as of and for the years ended March 31, 2010 and 2009, including the opening statement of financial position at April 1, 2008, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte Touche Tohmatsu LLC
Tokyo, Japan
November 8, 2010